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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE                                 CONTACT: GREG STRZYNSKI
June 29, 2005                                         Phone:  989-725-8354


          SPORTS RESORTS INTERNATIONAL, INC. NAMES DONALD J. WILLIAMSON
                CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company")(Nasdaq: SPRI) today announced that Donald J. Williamson has been named Chairman of the Company's Board of Directors and Chief Executive Officer. Mr. Williamson, the Company's founder, is a director and also the president of the Company. He will replace Eric Hipple, who had assumed both positions on an interim basis in February of 2005. Mr. Hipple will continue to serve as a director of the Company, a role he has had since 2000.

Mr. Hipple has accepted a position with the University of Michigan where he will serve as an Associate for Outreach Education. He is also a speaker and presenter for "MINDS" (Mental Illness Needs Discussions Sessions), an organization that works with teenagers and mental health issues that they face.

The Company, through its subsidiaries, manufactures and sells bedliners and other truck accessories to original equipment manufacturers and in the aftermarket, and owns and operates a multi-purpose motor sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations or Gregory T. Strzynski, Chief Financial Officer, at (989) 725-8354.


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